Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-224756 on Form S-3 ASR and Registration Statement No. 333-225046, No. 333-212507, No. 333-190292, No. 333-174971, No. 333-161024, and No. 333-144177 on Form S-8 of Charles River Laboratories International, Inc. of our report dated May 4, 2018, relating to the consolidated financial statements of ACP Mountain Holdings, Inc. and its subsidiaries as of and for the year ended December 31, 2017, appearing in this Current Report on Form 8-K/A of Charles River Laboratories International, Inc.

/s/ Deloitte & Touche LLP

Detroit, Michigan

June 14, 2018